Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated October 1, 2009
Relating to Preliminary Prospectus Supplement dated September 30, 2009
Registration Statement No. 333-147990
ENERGY TRANSFER PARTNERS, L.P.
Pricing Term Sheet
6,000,000 Common Units Representing Limited Partner Interests

Issuer:	Energy Transfer Partners, L.P.

Symbol:	New York Stock Exchange: ETP

Price to Public:	$41.27 per common unit

Common Units Offered:	6,000,000 common units representing limited partner interests

Option to Purchase Additional Common Units:	Up to 900,000 common units representing limited partner interests (30 days)

Common Units Outstanding After this Offering:	174,834,045 common units representing limited partner interests (excluding the underwriters’ option to purchase additional common units) or 175,734,045 common units representing limited partner interests (including full exercise of the underwriters’ option to purchase additional common units)

Net Proceeds:	$239,282,000 (after deducting underwriting discounts and commissions and estimated offering expenses and excluding the underwriters’ option to purchase additional common units)

Trade Date:	October 1, 2009

Closing Date:	October 6, 2009

CUSIP:	29273R109

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
RBC Capital Markets Corporation
Stifel, Nicolaus & Company, Incorporated
Energy Transfer Partners, L.P. previously filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement became effective on December 11, 2007. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Energy Transfer Partners, L.P. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

A copy of the preliminary prospectus supplement and prospectus relating to the offering may be obtained from the following addresses: Morgan Stanley & Co. Incorporated, Attn: Prospectus Dept., 180 Varick Street, 2nd Floor, New York, NY 10014, (866)
718-1649, Email: prospectus@morganstanley.com; Barclays Capital Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, (888) 603-5847, Email: Barclaysprospectus@broadridge.com; Credit Suisse Securities (USA) LLC, Attn: Prospectus Dept., One Madison Avenue, New York, NY, (800) 831-9146; J.P. Morgan Securities Inc., Attn: Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, (718) 242-8002, Fax: (718) 242-8003; Wells Fargo Securities, LLC, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152, (800) 326-5897, Email: equity.syndicate@wachovia.com.